Exhibit 10.89

THE IMMUNE RESPONSE CORPORATION 8% SECURED PROMISSORY NOTE

$2,000,000	New York, New York March 20, 2002

FOR VALUE RECEIVED, the undersigned, The Immune Response Corporation, a Delaware corporation (the “Issuer”), hereby unconditionally promises to pay to the order of Oshkim Limited Partnership, a Delaware limited partnership (the “Purchaser”), at the office of the Purchaser located at 535 Madison Avenue, 18th Floor, New York, New York 10022, or such other address designated by the Purchaser, in lawful money of the United States of America and in immediately available funds, on May 5, 2002 (the “Note Maturity Date”) the principal amount of Two Million Dollars ($2,000,000) and accrued interest at the rate of eight (8%) percent per annum based on a 365-day year (“Interest Rate”).

Interest (other than interest accruing as a result of a failure by Issuer to pay any amount when due as set forth below) in respect of the Note shall accrue until all amounts remaining owed under such Note shall be fully repaid, and shall be payable in full on the Note Maturity Date. If all or a portion of the principal amount of the Note or any interest payable thereon shall not be repaid when due whether on the applicable repayment date, by acceleration or otherwise, such overdue amounts on such Note shall bear interest at a rate per annum that is three (3%) percent above the Interest Rate (i.e., 11%) from the date of such non-payment until such amount is paid in full (after as well as before judgment). All payments to be made by Issuer hereunder or pursuant to the Notes shall be made in lawful money of the United States by certified check or wire transfer in immediately available funds. Any interest accruing on overdue amounts shall be payable on demand.

The obligations to make the payments provided for in this Note are absolute and unconditional, and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

The obligations under this Note shall be secured by that certain Intellectual Property Security Agreement, dated November 9, 2001, executed by the Issuer and as amended February 26, 2002).

Upon the occurrence of any one or more of the Events of Default specified on Exhibit A, attached hereto, all amounts then remaining unpaid on this Note shall become, or may be declared by the Purchaser to be, immediately due and payable.

This Note is freely transferable, in whole or in part, by the Purchaser, and such transferee shall have the same rights hereunder as the Purchaser. The Issuer may not assign or delegate any of its obligations under this Note without the prior written consent of the Purchaser (or its successor, transferee or assignee).

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

The Issuer agrees to pay all of the Purchaser’s expenses, including reasonable attorneys’ costs and fees, incurred in collecting sums due under this Note.

All or part of the Note may be prepaid by Issuer following receipt by Purchaser of written notice thereof from Issuer; provided, however, that any such prepayment on such Note shall be first applied to accrued and unpaid interest of the outstanding Note and then against its outstanding principal.

In the event that from the date hereof until the Note Maturity Date the Purchaser, or an affiliate of the Purchaser, shall loan additional monies to the Issuer all such proceeds shall promptly be used to repay this Note and interest hereon.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

THE IMMUNE RESPONSE CORPORATION By: ______________________________
Name: _________________________ Title: __________________________